Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271028

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated April 12, 2023)

Up To 16,213,419 Shares of Common Stock

Issuable Upon Exercise of Warrants and Options

Up To 120,066,925 Shares of Common Stock

Up To 7,588,430 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated April 12, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 24, 2023 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 16,213,419 shares of our common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) up to 5,450,000 shares of Common Stock that are issuable upon the exercise of 5,450,000 warrants (the “Sponsor Warrants”) originally issued to JAR Sponsor, LLC (the “Sponsor”) in private placements at a price of $1.00 per warrant in connection with the initial public offering (the “L&F IPO”) of L&F Acquisition Corp., a Cayman Islands exempted company, (ii) up to 2,138,430 shares of Common Stock that are issuable upon the exercise of 2,138,430 warrants (together with the Sponsor Warrants, the “Private Placement Warrants”) originally issued to Jefferies LLC, the underwriter of the L&F IPO, in private placements at a price of approximately $1.21 per warrant in connection with the L&F IPO, and (iii) up to 8,624,989 shares of Common Stock that are issuable upon the exercise of 8,624,989 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the L&F IPO. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. The Prospectus and this prospectus supplement also relate to the issuance by us of up to 173,155 shares of Common Stock issuable upon the exercise of certain outstanding options assumed by us in connection with the consummation of the Business Combination (as defined in the Prospectus) held by a former director and two former consultants of ID Experts Holdings, Inc., a Delaware corporation (“IDX”) whose positions were terminated prior to the Business Combination.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 120,066,925 shares of Common Stock consisting of (i) 89,348,952 shares of Common Stock issued as merger consideration to certain former stockholders of ZeroFox, Inc. and IDX in connection with the consummation of the Business Combination based upon an implied equity consideration value of $10.00 per share, (ii) 193,039 shares of Common Stock issued upon the exercise by two of our executives of options assumed by us in connection with the consummation of the Business Combination at exercise prices of $0.49 per share and $0.60 per share, (iii) up to 134,661 shares of Common Stock issuable upon the exercise of options assumed by us in connection with the consummation of the Business Combination with a weighted average exercise price of $0.29 per share, (iv) 1,625,635 shares of Common Stock issued by us to certain investors in connection with the consummation of the Business Combination in a private placement at a price of $10.00 per share, (v) up to 16,863,708 shares of Common Stock that are issuable upon the conversion of $150 million aggregate principal amount of our 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Notes”) issued by us to certain investors in connection with the consummation of the Business Combination in a private placement for an aggregate purchase price of $150 million, (vi) 4,312,500 shares of Common Stock originally purchased by the Sponsor for $25,000, or approximately $0.006 per share, in a private placement in connection with the L&F IPO, and (vii) up to 7,588,430 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, and (b) up to 7,588,430 Private Placement Warrants. The Notes have an initial conversion price of $11.50 per share, subject to adjustment as provided in the indenture governing the Notes. The number of shares issuable upon conversion of the Notes is calculated assuming that we exercise our option to pay interest in kind with respect to the Notes and further assumes conversion of the Notes after all interest payments prior to maturity are paid in kind and the Notes are converted and settled on the second business day prior to maturity. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on The Nasdaq Global Market and our Public Warrants are listed on The Nasdaq Capital Market under the symbols “ZFOX” and “ZFOXW,” respectively. On April 21, 2023, the last reported sales price of our Common Stock was $1.32 per share and the last reported sales price of our Public Warrants was $0.07 per Warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2023

ZEROFOX HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39722	98-1557361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1834 S. Charles Street Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 936-9369

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ZFOX	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZFOXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement.

Stifel Loan and Security Agreement

On April 21, 2023, ZeroFox, Inc., as borrower (“ZFI”), and ZeroFox Holdings, Inc. (the “Company”) and its other subsidiaries, as guarantors, entered into a seventh amendment (the “Stifel LSA Amendment”) to the loan and security agreement with Stifel Bank which, among other things will increase the aggregate borrowing limit thereunder to $22.5 million and extend the maturity date to June 30, 2025. Additionally, the Stifel LSA Amendment imposes a new covenant (the “Liquidity Ratio Covenant”) whereby the ratio of (A) the unrestricted cash held by ZFI at Stifel Bank plus 50% of ZFI’s trade accounts receivable to (B) ZFI’s aggregate indebtedness to the Bank must equal at least 1.5 to 1.0. Compliance with the Liquidity Ratio Covenant is tested on the last day of each month. The Stifel LSA Amendment also requires ZFI to maintain unrestricted cash at Stifel Bank of at least $17.5 million at all times.

On April 21, 2023, ZFI borrowed an additional $7.5 million under the facility and increased its aggregate borrowings under the facility to $22.5 million.

Concurrently with entering into the Stifel LSA Amendment, the Company issued to Stifel Bank a warrant to purchase 128,676 shares of Company common stock at an exercise price of $1.36 per share (the “Stifel Warrant”). The Stifel Warrant will expire on April 21, 2033.

Affiliates of Stifel Bank have from time to time performed, and may in the future perform, various investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

The foregoing description of Sifel LSA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Stifel LSA Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Renewal of Headquarters Lease

ZFI currently leases the Company’s headquarters at 1834 S. Charles Street, Baltimore, Maryland 21230 pursuant to the terms of a Lease Agreement dated February 27, 2016 (as amended, the “HQ Lease”) between ZFI and 1830 Charles Street LLC, a subsidiary of Wolf Acquisitions, L.P. Wolf Acquisitions, L.P. is wholly-owned by James C. Foster, the Company’s Chief Executive Officer and Chairman. The HQ Lease expired on February 28, 2023 and ZFI continued to lease the facility on a month-to-month basis. The Audit Committee of the Company’s Board of Directors approved an extension of the HQ Lease on terms that it believes respresent an arms’-length transaction. Following such approval by the Audit Committee, the parties entered into Amendment No. 2 to Lease Agreement on April 21, 2023 (the “Lease Amendment”) which extends the HQ Lease for an additional three (3) year term to expire on February 28, 2026. The new base rent is $27,083.33 per month and the base rent will automatically increase by three percent (3%) per annum. Following this three-year extension, ZFI will have the option to extend the HQ Lease for two (2) additional one-year terms.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 under the heading “Stifel Loan and Security Agreement” is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 under the heading “Stifel Loan and Security Agreement” with respect to the Stifel Warrant is hereby incorporated by reference into this Item 3.02.

The Stifel Warrant was issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving a public offering.

Item 7.01 Regulation FD Disclosure.

On April 24, 2023, the Company issued a press release announcing that it had completed its previously-announced acquisition of Lookingglass Cyber Solutions, Inc. (“LGCS”). A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated by reference into this Item 7.01.

The information contained in this Item 7.01 in this Current Report on Form 8-K, including the accompanying Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 8.01 Other Events.

On April 21, 2023, the Company completed its previously-announced acquisition of LGCS.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Seventh Amendment to Loan and Security Agreement dated as of April 21, 2023, by and among Stifel Bank, ZeroFox, Inc., as borrower, and ZeroFox Holdings, Inc. and certain subsidiaries as guarantor parties thereto

10.2	Amendment No. 2 to Lease Agreement, dated April 21, 2023, by and between ZeroFox, Inc. and 1830 Charles Street LLC
99.1	Press Release issued by ZeroFox Holdings, Inc. on April 24, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

zerofox holdings, inc.
Date: April 24, 2023	By:	/s/ Timothy S. Bender
Name: Timothy S. Bender Title: Chief Financial Officer

Exhibit 10.1

SEVENTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This SEVENTH Amendment to Loan and Security Agreement (this “Amendment”), dated as of April 21, 2023, is executed and delivered by ZEROFOX, INC. (“Borrower”), ZEROFOX HOLDINGS, INC., ZEROFOX HOLDINGS, LLC, IDX FORWARD MERGER SUB, LLC, IDENTITY THEFT GUARD SOLUTIONS, INC., RBP FINANCIAL SERVICES, LLC, ZEROFOX CHILE HOLDINGS, LLC, ZEROFOX INDIA HOLDING, LLC, and VIGILANTEATI, INC. (each a “Guarantor” and, collectively, “Guarantors”; Borrower and Guarantors are each a “Loan Party” and, collectively, “Loan Parties”) and STIFEL BANK (“Bank”). Except where otherwise noted, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to those terms in the Loan Agreement (as defined below).

RECITALS

a.
Bank and Loan Parties are parties to that certain Loan and Security Agreement dated as of January 7, 2021, as amended by the First Amendment and Joinder to Loan and Security Agreement dated as of June 7, 2021, the Waiver dated as of August 27, 2021, the Second Amendment and Waiver to Loan and Security Agreement dated as of December 8, 2021, the Third Amendment to Loan and Security Agreement dated as of December 16, 2021, the Fourth Amendment to Loan and Security Agreement dated as of February 10, 2022, the Fifth Amendment to Loan and Security Agreement dated as of August 3, 2022, and the Sixth Amendment and Joinder to Loan and Security Agreement dated as of October 6, 2022, each among Loan Parties and Bank (as so amended, the “Existing Loan Agreement”).
b.
From and after the date hereof, Loan Parties and Bank desire to amend the terms and provisions of the Existing Loan Agreement as provided herein, and the Existing Loan Agreement, as supplemented by this Amendment, and as hereafter further supplemented, amended, modified or restated from time to time, shall be referred to collectively as the “Loan Agreement.”

NOW, THEREFORE, in consideration of the promises herein contained, and for other good and valuable consideration (the receipt, sufficiency and adequacy of which are hereby acknowledged), the parties hereto (intending to be legally bound) hereby agree as follows:

1.
Incorporation. The foregoing preamble and recitals are incorporated herein by this reference.
2.
Amendment. The Loan Agreement is hereby amended as follows:
(a)
The following defined term is hereby added in Section 1.1 of the Loan Agreement, as follows:

“Seventh Amendment Effective Date” means April 21, 2023.

(b)
The following defined terms in Section 1.1 of the Loan Agreement are hereby amended and restated, as follows:

“Aggregate Borrowing Limit” means Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000).

“Formula Revolving Line” means one (1) or more credit extensions of up to an aggregate principal amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000).

“Formula Revolving Line Maturity Date” means June 30, 2025.

“Liquidity Ratio” means the ratio of (a) the sum of (i) Loan Parties’ unrestricted cash at Bank plus (ii) the product of (A) Loan Parties’ trade accounts receivable less any allowance for doubtful accounts, multiplied by (B) 0.50, to (b) Loan Parties’ aggregate Indebtedness to Bank (excluding Indebtedness secured by restricted cash collateral in a segregated account at Bank). The inputs in clauses (a)(i) and (b) above will be the amount of unrestricted cash at Bank or Indebtedness to Bank, as applicable, at the time of testing. The input in clause (a)(ii) above will be the net trade Accounts most recently reported with the financial statements required by Section 6.3.

(c)
In the defined term “Permitted Indebtedness” in Section 1.1 of the Loan Agreement, clause (j) is hereby amended by removing the word “and” at the end of that clause, clause (k) is hereby amended by renumbering it as clause “(l)”, and a new clause (k) is hereby added, as follows:

(k) equipment lease obligations of Lookingglass Cyber Solutions, Inc. to MacQuarie Equipment Capital Inc. existing on the Seventh Amendment Effective Date in an aggregate amount of approximately $98,021;

(d)
Clause (j) of the defined term “Permitted Investment” in Section 1.1 of the Loan Agreement is hereby amended and restated, as follows:

(j) Investments by Borrower in (i) ZeroFox Chile SpA (either directly or indirectly through ZeroFox Chile Holdings LLC), in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate during any six-month period, (ii) ZeroFox UK Ltd in an aggregate amount not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate during any six-month period, (iii) ZeroFox India Private Limited (either directly or indirectly through ZeroFox India Holding, LLC), in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate during any six-month period, and (iv) Lookingglass Cyber Solutions Europe s.r.o. (either directly or through a Subsidiary) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate during any six-month period; provided that, no Investment made by Borrower in any of the entities described in this subsection within any six-month period shall prevent Borrower from making an Investment not to exceed the amounts described in this subsection in any other six-month period, regardless of whether such Investment is made prior to the Closing Date;

(e)
The defined term “Cash Burn” and its definition in Section 1.1 of the Loan Agreement are hereby deleted.
(f)
Section 2.5(b) (Unused Fee) of the Loan Agreement is hereby amended by deleting the text “Fifteen Million Dollars ($15,000,000)” appearing therein and inserting the text “Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000)” in lieu thereof.
(g)
Section 6.7 of the Loan Agreement is hereby amended and restated, as follows:

6.7 Accounts. Each Loan Party and any Subsidiary thereof that maintains its primary accounts in the United States of America shall maintain its primary depository, operating, and investment accounts with Bank. Each Loan Party shall use commercially reasonable efforts to utilize and shall cause each of its Subsidiaries to use commercially reasonable efforts to utilize Bank’s International Banking Division for any international banking services required by such Loan Party, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit. Notwithstanding the foregoing,

(a) Identity Theft Guard Solutions, Inc. may maintain accounts with Comerica Bank existing as of the Seventh Amendment Effective Date, so long as (i) as of the last day of each month, the aggregate balance in such accounts in excess of $250,000 has been transferred to an account at Bank, (ii) within forty-five (45) days after the Seventh Amendment Effective Date, Comerica Bank has entered into an account control agreement with Bank in form and substance satisfactory to Bank, and (iii) such accounts are closed no later than June 30, 2024;

(b) Loan Parties, other than Lookingglass Cyber Solutions, LLC, may maintain their existing accounts at Silicon Valley Bank or its successor-in-interest, so long as such accounts are closed no later than sixty (60) days after the Seventh Amendment Effective Date;

(c) Lookingglass Cyber Solutions, LLC may maintain its accounts existing as of the Seventh Amendment Effective Date, so long as (i) within forty-five (45) days after the Seventh Amendment Effective Date, each financial institution at which any such accounts are located has entered into an account control agreement with Bank in form and substance satisfactory to Bank, and (ii) such accounts are closed no later than one hundred forty (140) days after the Seventh Amendment Effective Date; and

(d) Borrower may maintain a domestic account at HSBC to support its foreign operations so long as the aggregate balance in such accounts does not exceed $50,000 at any time (provided, the balance may exceed such amount in connection with facilitating payment of payroll in the United Kingdom so long as the balance is reduced to less than $50,000 within three Business Days) and no account control agreement will be required.

(h)
Section 6.8 of the Loan Agreement is hereby amended and restated, as follows:

6.8 Financial Covenants. Borrower shall maintain the financial covenants in Section 6.8(a) and Section 6.8(b) below at all times.

(a) Minimum Cash at Bank. Loan Parties shall maintain unrestricted cash at Bank of at least Seventeen Million Five Hundred Thousand Dollars ($17,500,000), tested on a continuous basis. Loan Parties acknowledge and agree that any request by a Loan Party or any other Person to pay or otherwise transfer funds that would cause Loan Parties’ balance of unrestricted cash at Bank to be less than the amount required by this Section 6.8(a) shall constitute an immediate Event of Default.

(b) Liquidity Ratio. Tested monthly as of the last day of each month, Loan Parties shall maintain a Liquidity Ratio of at least 1.50 to 1.00.

3.
Consent to Acquisition. Borrower has informed Bank that Parent has entered into that certain Agreement and Plan of Merger, dated as of April 14, 2023, by and among Parent, LGCS Acquisition Holdco, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquiror”), LGCS Holdco, Inc., a Delaware corporation (“Target Holdco”), LGCS Merger Sub, Inc., a Delaware corporation (“LGCS Merger Sub”), Lookingglass Cyber Solutions, Inc., a Delaware corporation (the “Company”), and the other parties thereto, in the form attached as Appendix I to this Amendment (such agreement, the “LGCS Acquisition Agreement”). Pursuant to the LGCS Acquisition Agreement:
(a)
LGCS Merger Sub will merge with and into the Company, with the Company surviving that merger as a wholly owned subsidiary of Target Holdco;
(b)
the Company will convert from a Delaware corporation to a Delaware limited liability company with the name Lookingglass Cyber Solutions, LLC; and
(c)
Target Holdco will merge with and into Acquiror, with Acquiror surviving that merger;

all as more particularly described in the LGCS Acquisition Agreement. As consideration for such transactions, Target Holdco’s stockholders will receive shares of common stock of Parent. In addition, Alsop Louie Capital 2, L.P., a holder of Indebtedness of the Company, will receive a cash payment of approximately $1,900,000 and a convertible promissory note issued by Borrower in the face amount of approximately $3,300,000 (such note, the “Seller Note”) (such transactions, collectively, the “LGCS Acquisition”).

Bank hereby consents to the LGCS Acquisition, subject to the satisfaction of the conditions set forth in Section 9 of this Amendment and the following express conditions:

(t) That the LGCS Acquisition is completed on substantially the terms stated in the LGCS Acquisition Agreement, and that all material conditions stated in the LGCS Acquisition Agreement have been satisfied and not waived without Bank’s prior written consent;

(u) That no Event of Default has occurred and is continuing at the time of the LGCS Acquisition or will result from the consummation of the LGCS Acquisition;

(v) That no Loan Party incurs or assumes any Indebtedness, other than Permitted Indebtedness, in connection with the LGCS Acquisition;

(w) That, at the time of the LGCS Acquisition, the assets of the Acquiror, the Company, and the Company’s subsidiaries (if any) are not subject to any Liens other than Permitted Liens;

(x) That Alsop Louie Capital 2, L.P. executes a subordination agreement, in form and substance satisfactory to Bank, with respect to the Seller Note; and

(y) That, within forty-five (45) days after the consummation of the LGCS Acquisition, each of Acquiror, the Company, and any subsidiary of the Company then existing joins the Loan Agreement as a “Borrower” or “Guarantor” thereunder by the execution of a joinder agreement in form and substance satisfactory to Bank (clause (y) above, the “Post-Closing Condition”). Bank and Loan Parties hereby agree that Loan Parties’ failure to cause the Post-Closing Condition to be achieved by the required date shall be an immediate Event of Default under the Loan Agreement.

4.
Release.
(a)
Loan Parties acknowledge that Bank would not enter into this Amendment without Loan Parties’ assurance hereunder. Except for the obligations arising hereafter under the Loan Agreement, Loan Parties hereby absolutely discharge and release Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement and each of Bank's and such entity's former and present partners, stockholders, officers, directors, employees, successors, assignees, agents, and attorneys from any known or unknown claims which Loan Parties now have against Bank of any nature, including any claims that Loan Parties, their successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort, or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.
(b)
The provisions, waivers, and releases set forth in this Section are binding upon Loan Parties’ shareholders, members, agents, employees, assigns, and successors in interest. The provisions, waivers, and releases of this Section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns, and successors in interest.
(c)
Loan Parties warrant and represent that Loan Parties are the sole and lawful owners of all right, title and interest in and to all of the claims released hereby, and Loan Parties have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Loan Parties shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(d)
The provisions of this Section shall survive payment in full of the Obligations, full performance of all of the terms of this Amendment and the Loan Agreement, and/or Bank's actions to exercise any remedy available under the Loan Agreement or otherwise.
5.
No Course of Dealing; Strict Performance. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Loan Parties of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
6.
Ratification; No Amendment. The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement, as in effect prior to the date hereof.
7.
Representations and Warranties; No Event of Default. Loan Parties hereby represent and warrant to Bank, which representations and warranties shall survive the execution and delivery hereof, that: (a) this Amendment is the legally valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, (b) each of the representations and warranties contained in the Loan Agreement, as well as all other representations and warranties contained in the other Loan Documents, are true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) to the extent required under the Loan Agreement, and (c) no Event of Default has occurred and is continuing.
8.
Counterparts; Facsimile and Other Electronic Transmission. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute for all purposes effective delivery thereof. Electronic records of this executed Amendment maintained by Bank shall be deemed to be originals.
9.
Conditions to Effectiveness. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)
this Amendment, duly executed by Loan Parties;
(b)
an officer’s certificate of each Loan Party with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
(c)
a Warrant to Purchase Common Stock, duly executed by Parent;
(d)
evidence that the LGCS Acquisition has occurred or will occur concurrently with the effectiveness of this Amendment;
(e)
a payoff letter, duly executed by Eastward Fund Management, LLC, together with evidence that the amount specified therein will be repaid in full concurrently with the consummation of the LGCS Acquisition;
(f)
a Subordination Agreement, duly executed by Alsop Louie Capital 2, L.P. and acknowledged by each Loan Party, together with an executed copy of the Seller Note;
(g)
Lien and judgment searches in all applicable jurisdictions indicating that, as to each Loan Party, except for Permitted Liens, there are no security interests or Liens of record in such Loan Party’s Collateral;
(h)
payment of a $25,000 facility fee, which may be debited from Borrower’s accounts;
(i)
payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, which may be debited from Borrower’s accounts; and
(j)
such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

10.
Governing Law. This Amendment shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and none of its terms or provisions may be waived, altered, modified or amended except as Bank may consent thereto in a writing duly signed for and on its behalf.
11.
Post-Closing. Loan Parties shall deliver to Bank, within seven (7) days after the date of this Amendment, original wet-ink signatures to the documents executed by Loan Parties referenced in Section 9 of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

ZEROFOX, INC.

By: /s/ James C. Foster

Name: James C. Foster

Title: Chief Executive Officer

GUARANTORS:

ZEROFOX HOLDINGS, inc.

By: /s/ James C. Foster

Name: James C. Foster

Title: Chief Executive Officer and Chairman

ZEROFOX HOLDINGS, LLC

By: /s/ James C. Foster

Name: James C. Foster

Title: Chief Executive Officer and President

IDX FORWARD MERGER SUB, LLC

By: /s/ James C. Foster

Name: James C. Foster

Title: Chief Executive Officer and President

IDENTITY THEFT GUARD SOLUTIONS, inc.

By: /s/ James C. Foster

Name: James C. Foster

Title: Chief Executive Officer and President

RBP Financial Services, LLC

By: /s/ Timothy S. Bender

Name: Timothy S. Bender

Title: Manager

ZEROFOX CHILE HOLDINGS, LLC

By: /s/ Timothy S. Bender

Name: Timothy S. Bender

Title: Chief Financial Officer of ZeroFox, Inc., Manager

GUARANTORS (cont.):

ZeroFox India Holding, LLC

By: /s/ Timothy S. Bender

Name: Timothy S. Bender

Title: Chief Financial Officer of ZeroFox, Inc., Manager

vigilanteati, inc.

By: /s/ Timothy S. Bender

Name: Timothy S. Bender

Title: Chief Financial Officer

BANK:

STIFEL BANK

By: /s/ James C. Binz

Name: James C. Binz

Title: Executive Vice President

Exhibit 10.2

AMENDMENT NO. 2 TO LEASE AGREEMENT

This Amendment No. 2 to the Lease Agreement (this “Amendment”) is entered into and effective as of April 21, 2023 (“Amendment Date”), and is between 1830 Charles Street, LLC, a Maryland limited liability company (“Landlord”) and ZeroFox, Inc., a Delaware corporation (“ZeroFox”).

A.
The parties previously entered into the Lease Agreement, dated as of February 27, 2016, as amended by Amendment No. 1 thereto, dated March 1, 2021 (together the “Lease”).

B.
The parties desire to amend the Lease to extend the term of the Lease subject to the conditions of this Amendment.

The parties agree as follows:

1.
DEFINITIONS. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Lease.

2.
TERM AND RENT. As of the Amendment Date, the Lease is hereby amended as follows:

TERM. The Term of the Lease is extended to February 28, 2026 (“New Term”).

ANNUAL RENT/MONTHLY RENT. The Rent during the New Term shall be as follows:

Period	Annual Rent	Monthly Rent
March 1, 2023 – February 29, 2024	$325,000.00	$27,083.33
March 1, 2024 – February 28, 2025	$334,750.00	$27,895.83
March 1, 2025 – February 28, 2026	$344,792.50	$28,732.71

3.
EXTENSION OPTION(S). Provided that an Event of Default has not occurred and is continuing, Tenant shall have the option to extend the term of the Lease beyond the New Term for two (2) additional one (1) year renewal terms by giving written notice to Landlord no later than one hundred and twenty (120) days prior to the expiration date of the then-current term. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during each such renewal term, except that the Rent for each such renewal term shall be as follows:

Option Periods	Annual Rent	Monthly Rent
March 1, 2026 – February 29, 2027	$355,136.28	$29,594.69
March 1, 2027 – February 28, 2028	$365,790.36	$30,482.53

Any termination, cancellation or surrender of the entire interest of Tenant under the Lease at any time shall terminate any right of renewal of Tenant hereunder.

4.
PRIOR AMOUNTS PAID. The Parties acknowledge that prior to this Amendment for the months of March 2023 and April 2023 Tenant leased the premises on a month-to-month basis as a holdover at a monthly rate that was above the Rent agreed upon in this Amendment. Tenant shall reduce the amount to be paid for the May 2023 Rent by the amounts overpaid for the months of March 2023 and April 2023, as applicable.

5.
DATE OF EFFECTIVENESS; LIMITED EFFECT. This Amendment is effective on the Amendment Date. Except as expressly provided in this Amendment, all of the terms and provisions of the Lease are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Lease or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the Amendment Date, each reference in the Lease to “this Agreement,” “the Agreement,” “the Lease”, “this Lease”, “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Lease as amended by this Amendment.

6.
MISCELLANEOUS. This Amendment shall inure to the benefit of and be binding upon each of the parties and each of their respective permitted successors and permitted assigns. The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment. This Amendment constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements representations, and warranties, both written and oral, with respect to such subject matter. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by email of a scanned copy, or execution and delivery through an electronic signature service (such as DocuSign), shall be effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of Amendment Date.

2

Landlord: 1830 Charles Street, LLC:

By:/s/ James C. Foster

Name: James C. Foster

Tenant: ZeroFox, Inc.

By: /s/ Tim Bender

Name: Tim Bender

Title: Chief Financial Officer

3

Exhibit 99.1

ZeroFox Completes Acquisition of LookingGlass

The ZeroFox External Cybersecurity Portfolio now includes broadened attack surface management and vulnerability intelligence capabilities

Washington DC, April 24, 2023 ZeroFox (Nasdaq: ZFOX), an enterprise software-as-a-service leader in external cybersecurity, announced today that it has completed the acquisition of LookingGlass Cyber Solutions, Inc., a leader in external attack surface management and global threat intelligence. The acquisition was first announced on April 17, 2023.

"We are excited to welcome the LookingGlass team to the ZeroFox family," said James C. Foster, Chairman and CEO of ZeroFox. "This acquisition strengthens our position in the External Cybersecurity market and expands our platform's attack surface intelligence capabilities. We are committed to ensuring a seamless customer experience as we integrate the two companies and are confident that this acquisition will be valuable for our customers, employees, and shareholders."

Bryan Ware, CEO of LookingGlass, added, "We are thrilled to join forces with ZeroFox and look forward to the opportunities this will bring to our customers and employees. Our shared values and combined vision will allow us to deliver even more value to the market and achieve greater success together."

The acquisition of LookingGlass is part of ZeroFox’s strategic plan and vision to deliver a world-class end-to-end external cybersecurity platform. ZeroFox will provide more information on the impact of the acquisition in the coming weeks.

About ZeroFox

ZeroFox (Nasdaq: ZFOX), an enterprise software-as-a-service leader in external cybersecurity, has redefined security outside the corporate perimeter on the internet, where businesses operate, and threat actors thrive. The ZeroFox platform combines advanced AI analytics, digital risk and privacy protection, full-spectrum threat intelligence, and a robust portfolio of breach, incident and takedown response capabilities to expose and disrupt phishing and fraud campaigns, botnet exposures, credential theft, impersonations, data breaches, and physical threats that target your brands, domains, people, and assets. Join thousands of customers, including some of the largest public sector organizations as well as finance, media, technology and retail companies to stay ahead of adversaries and address the entire lifecycle of external cyber risks. ZeroFox and the ZeroFox logo are trademarks or registered trademarks of ZeroFox, Inc. and/or its affiliates in the U.S. and other countries. Visit www.zerofox.com for more information.

About LookingGlass Cyber Solutions, Inc.

LookingGlass is the global cybersecurity leader enabling national, industrial, and enterprise-scale decisions with unparalleled, curated intelligence on critical assets, risks, and sectors. For more than a decade, the most advanced organizations in the world have trusted LookingGlass to help them protect their economic and national security interests. Find out how we can help your organization at https://lookingglasscyber.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements related to benefits from the transaction, including the ability of ZeroFox to achieve its objectives and plans with the acquisition of LookingGlass are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The inclusion of any statement in this press release does not constitute an admission by ZeroFox or any other person that the events or circumstances described in such statement are material. These risks and uncertainties include, but are not limited to, the following: our ability to recognize the anticipated benefits of the transaction; defects, errors, or vulnerabilities in the ZeroFox platform, the failure of the ZeroFox platform to block malware or prevent a security breach, misuse of the ZeroFox platform, or risks of product liability claims that would harm our reputation and adversely impact our business, operating results, and financial condition; if our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed; we may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements; our ability to introduce new products and solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions; our success depends, in part, on the integrity and scalability of our systems and infrastructure; we rely on third-party cloud providers to host and operate our platform, and any disruption of or interference with our use of these offerings may negatively affect our ability to maintain the performance and reliability of our platform which could cause our business to suffer; we rely on software and services from other parties; we have a history of losses, and we may not be able to achieve or sustain profitability in the future; if organizations do not adopt cloud, and/or SaaS-delivered external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and our results of operations may be adversely affected; we have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected; we face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations; competitive pricing pressure may reduce revenue, gross profits, and adversely affect our financial results; adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of inflation and geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for our platform or products and solutions, which could harm our business, financial condition and results of operations; the COVID-19 pandemic could adversely affect our business, operating results, and financial condition; if we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired; one U.S. government customer accounts for a substantial portion of our revenues; and we rely heavily on the services of our senior management team.

Additional information concerning these, and other risks, is described under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX” sections of our final prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933 on April 12, 2023, in connection with our registration statement on Form S-1 and in subsequent reports that we file with the SEC. We expressly disclaim any obligation to update any of these forward-looking statements, except to the extent required by applicable law.

ZeroFox Contacts:

Media Inquiries
Malory Van Guilder
zerofox@skyya.com

Investor Relations
Todd Weller
investor@zerofox.com